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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant


  At December 31, 1998, the Company had six directly wholly owned subsidiaries:

         Morton Metalcraft Co., an Illinois corporation
         Morton Metalcraft Co. of North Carolina, a North Carolina corporation Carroll George Inc., an Iowa corporation
         B&W Metal Fabricators, Inc., a North Carolina corporation
         Mid-Central Plastics, Inc., an Iowa corporation
         Morton Metalcraft Co. of South Carolina, a South Carolina corporation